Exhibit 10.16

                             SEPARATION AGREEMENT



               THIS SEPARATION AGREEMENT ("Agreement") is made and entered
into as of this             day of December, 1996, by and between MICHAEL M.
STUMP ("Stump") and PROFESSIONAL SERVICES GROUP, INC. ("Company").


                             W I T N E S S E T H:


               WHEREAS, Stump's employment with the Company terminated effective December 4, 1996; and

               WHEREAS, the Company and Stump desire to enter into an agreement relating to all aspects of their relationship following such termination of employment, which agreement will be entered into in consideration of the cancellation of and in full settlement of all rights and obligations outstanding pursuant to the Employment Agreement (defined below);

               NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants, understandings, and agreements hereinafter contained, the parties do hereby mutually covenant and agree as follows:

1.          Definitions.  As used in this Agreement:

            (a) "Claim" or "Claims" means and includes one or more charges, complaints, claims, grievances, liabilities, obligations, promises, covenants, agreements, controversies, damages, injuries, actions, causes of action, suits, rights, demands, deficiencies, levies, assessments, attachments, executions, judgments, recoveries, awards, costs, losses, debts, reckonings, bonds, bills, specialties, contracts, variances, trespasses, and expenses (including attorneys' fees and costs actually incurred) of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, contingent or not contingent, liquidated or unliquidated.

            (b) "Companies" means and includes (i) Air & Water Technologies Corporation ("AWT") and all of its affiliated Entities, including, but not limited to, (i) parent and subsidiary companies (whether wholly or partially owned or whether directly or indirectly owned), partnerships, and joint ventures, and (ii) Compagnie Generale des Eaux, Anjou International Company, Anjou International Management Services, Inc., Metcalf & Eddy, Inc., Professional Services Group, Inc., and Research-Cottrell, Inc.; and (ii) each and every employee welfare or pension benefit plan, trust, committee, or board of each of the Companies.

            (c) "Confidential Information" means and includes, without limitation, business and proprietary information and technology, trade secrets, patented processes, proprietary research and development projects and data, proprietary product development and design, proprietary methods of doing business, and proprietary technical information of the Companies; financial information not previously reported in public releases or filings; proprietaty information regarding costs, profits, markets, sales, products, market studies and forecasts, pricing policies and data, sales plans, key personnel, other business affairs and methods, customers and customer prospects, business plans, competitive analyses, and prospects and opportunities with Entities with whom the Companies have established or have taken steps to establish a business relationship (such as possible expansions or contractions of business operations) which have been discussed or considered by the Companies' management; the substance of agreements with customers and others, marketing and dealership agreements, and proprietary servicing and training programs and arrangements; customer or client lists; master files; supplier or vendor lists; and information concerning operational strengths or weaknesses of the Companies' operating units, all to the extent not previously revealed to the public or to the trade by the Companies' management.

            (d) "Employment Agreement" means the agreement between Stump and the Company dated October 15, 1995, and any amendments or modifications thereto.

            (e) "Entity" or "Entities" means and includes one or more organizations of any kind or nature whatsoever, including, without limitation, municipalities, other governmental bodies or agencies, corporations, companies, partnerships, joint ventures, sole proprietorships, and divisions.

            (f) "Releasees" means and includes (i) the Companies and each and all of the Companies' respective past and present owners, stockholders, agents, independent contractors, servants, directors, officers, partners, associates, employees, supervisors, trustees, fiduciaries, administrators, representatives, and attorneys; (ii) all of the predecessors, successors, and assigns of the Entities and persons identified in (i) immediately above; and (iii) all persons acting by, through, under, or in concert with any of the Entities and persons identified in (i) and (ii) immediately above.

2. No Admission. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company or any of the other Releasees or by Stump of any liability whatsoever, or as an admission by the Company or any of the other Releasees or by Stump of any violation, past or present, of the rights of the other party or any other person or Entity, or any violation, past or present, of any order, law, statute, regulation, duty, or contract whatsoever. Nothing in this Agreement shall be construed as a limitation on Stump's ability to defend himself with respect to Claims asserted against him by governmental agencies.

3. Resignation. Stump's last day of employment with any of the Companies, whether as an employee, officer, and/or director, is effective as of December 4, 1996 ("Termination Date"). Stump hereby resigns, effective the Termination Date, as an employee, officer, director, trustee, or otherwise of any of the Companies. Stump agrees to provide AWT with a letter of resignation from all positions he holds with any of the Companies, whether as an employee, officer, director, trustee, or otherwise, in the form annexed to this Agreement as Attachment 1, which letter shall bear the Termination Date.

4. Confidentiality Agreement. Stump agrees that he will keep the fact, terms, and amount of this Agreement completely confidential and that he will not hereafter disclose any information concerning this Agreement to anyone other than an immediate family member, legal counsel, or financial advisor who agrees to be bound by these confidentiality obligations; provided that, Stump may make such disclosures as are required by legal process, provided further that the Company and AWT shall be given reasonable prior notice by Stump of, and opportunity to contest, such process; and further provided that, Stump may disclose, when seeking employment, to prospective or new employers any limitations placed on his employment by this Agreement.

5.          Confidentiality and Noncompetition.

            (a) Stump acknowledges that the various items comprising Confidential Information are valuable, special, and unique assets of the various Companies, access to and knowledge of which by Stump have been gained by virtue of his positions and involvement with the Companies. Stump further acknowledges and represents that he has returned to the Company all originals and copies of all documents, memoranda, notes, records, reports, and other property of the Companies that he possessed or had under his control and that he will not use for his own benefit or gain, and agrees to return to the Company if in his possession or under his control, any Confidential Information of the Companies obtained by him incident to his employment with any of the Companies. Stump shall not directly or indirectly, intentionally or negligently disclose to or permit to be known by any person or Entity (other than a person or Entity designated in writing by the Chief Executive Officer of AWT or the General Counsel of AWT) any Confidential Information acquired by him during the course of or in connection with his employment by any of the Companies relating to (i) the Companies, (ii) the officers, directors, employees, or agents of the Companies, (iii) any client or customer of the Companies, or (iv) any Entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest.

            (b) During the period running from the Termination Date through December 31, 1997, Stump will not call on or solicit, either directly or indirectly, any person or Entity who or which at the Termination Date was, or within one (1) year prior thereto had been, a client of Professional Services Group, Inc. ("PSG") and/or any of the companies within the Metcalf & Eddy operating group with respect to any material activity, service, or business of the type conducted, performed, or engaged in (or about to be conducted, performed, or engaged in at such Termination Date) by PSG or any of the companies within the Metcalf & Eddy operating group.

            (c) During the period running from the Termination Date through December 31, 1997, Stump will not directly or indirectly (i) induce any employees of any of the Companies to engage in any activity in which Stump is prohibited from engaging by this Agreement or to terminate their employment with any of the Companies or (ii) employ or offer employment to any person who was employed by any of the Companies unless such person shall have ceased to be employed by the Companies for a period of at least twelve (12) months.

            (d) During the period running from the Termination Date through December 31, 1997, Stump will not, without the prior written consent of the Board of Directors of AWT, directly or indirectly, own, manage, operate, join, control, finance, or participate in the ownership, management, operation, control, or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise with, any person or Entity engaged in any service or business competitive with the services provided (or planned to be provided) and business conducted by PSG and/or any of the companies within the Metcalf & Eddy operating group during the period he was employed by any of the Companies, in any geographical areas where any of the Companies offer (or planned to offer) such services or conduct such business during the period he was employed by any of the Companies; provided, however, that this provision shall not be construed to prohibit the ownership by Stump of not more than one percent (1%) of the capital stock of any corporation which is engaged in the foregoing business having a class of securities registered pursuant to the Securities Exchange Act of 1934; provided further, that this provision is limited to persons or Entities (including governmental bodies, such as municipalities, and investor-owned utilities) providing to other persons (including residents of governmental bodies) or Entities one or more of the services and businesses provided by PSG or any of the companies within the Metcalf & Eddy operating group.

            (e) It is expressly understood and agreed that although Stump and the Company consider the restrictions contained in this Agreement, including this Paragraph 5, to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Stump, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Agreement.

            (f) Stump acknowledges that the restrictions contained in this Agreement, including this Paragraph 5, are reasonable and necessary to protect the legitimate interests of the Companies, that the Company would not have entered into this Agreement (or the Employment Agreement) in the absence of such restrictions, that the Companies' remedies at law for a breach or threatened breach of any of the provisions of this Paragraph 5 would be inadequate, and that any violation or threatened violation of any of the provisions of this Paragraph 5 will result in irreparable injury to the Companies. Stump agrees that in the event of any breach or threatened breach of any provision of this Paragraph 5, an action may be commenced by one or more of the Companies for any such temporary restraining order, preliminary and permanent injunctive relief, specific performance, and/or any other legal or equitable relief in any state or federal court of competent jurisdiction in Texas, New Jersey, or in the state in which the breach or threatened breach arises. Stump hereby agrees that effective service of process may be made upon him by mail at his present residence address, heretofore furnished by Stump to the Company, or any substituted address furnished to the Company by Stump. In any action for injunctive relief, Stump shall not be entitled to interpose a defense that the Companies have an adequate remedy in a court of law. Stump agrees that the Companies may recover by appropriate action the amount of the actual damages caused the Companies by any failure, refusal, or neglect of Stump to perform his agreements, representations, and warranties contained in this Agreement. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event. Stump further agrees that the Companies shall be entitled to reimbursement for expenses incurred by it in enforcing its rights hereunder, including, without limitation, reasonable attorneys' fees and expenses.

6. General Release and Representations. As a material inducement to the Company to enter into this Agreement and in consideration for the payments and other benefits provided by the Company to Stump as set forth in this Agreement, Stump represents, warrants, and agrees that:

            (a) He, on his own behalf and on behalf of his heirs, executors, administrators, representatives, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, waives, and forever discharges the Companies and the other Releasees from any and all Claims which Stump now has, owns, or holds, or claims to have, own, or hold, or which Stump at any time heretofore had, owned, or held, or claimed to have, own, or hold against each or any of the Companies or the other Releasees regarding events that have occurred from the beginning of the world to and including the day of the date of this Agreement, including, without limitation, any and all Claims related or in any manner incidental to Stump's employment relationship with any of the Companies or the termination or severance of the employment relationship between Stump and the Companies.

            (b) He has neither filed nor authorized the filing on his behalf of any Claims against any of the Companies or any of the other Releasees with any state, federal, or local agency or court or in any other forum or tribunal with respect to anything that has happened up through the date of this Agreement and that he will not do so at any time hereafter with respect to anything that has happened up through the date of this Agreement.

            (c) He has not transferred to any person or Entity any of the Claims released in or by this Agreement.

            (d) He has no right of reemployment with any of the Companies and that each of the Companies has the right to reject without cause any application for employment with the Companies submitted by him and to rescind without cause any offer of employment made to him by the Companies.

            (e) He hereby waives, foregoes, and renounces any and all Claims he has or may have to advancement of legal fees and expenses, including attorneys' fees, and/or indemnification under the terms of any statute, contract, or agreement or under the By-laws, Charter, or Articles of Incorporation of any of the Companies.

7.          Certain Payments or Waivers.

            (a) In consideration of Stump's agreements, covenants, warranties, and representations in this Agreement, particularly Paragraphs 5 and 6 hereof, the Company agrees to pay Stump (i) the aggregate gross amount of Nineteen Thousand One Hundred Seventy-Five Dollars and Twenty Cents ($19,175.20) on or before December 31, 1996 and (ii) the aggregate gross amount of Two Hundred Fifty Thousand Dollars ($250,000.00) after December 31, 1996 but prior to January 4, 1997, which payments shall be subject to all applicable withholding taxes and Social Security.

            (b) In consideration of the Company's agreements and covenants in this Agreement, Stump waives, foregoes, and renounces any and all Claims he has or may have to any payments from the Company or any of the other Releasees with respect to any accrued, but unused, vacation.

            (c) Stump agrees that the Company and the other Releasees shall have no further obligation to make any payments in respect of any country club memberships or any other memberships or associations for, on behalf of, or in connection with Stump.

            (d) Within ten (10) days after this Agreement is executed, the Company will pay Nine Thousand Three Hundred Eighty-One Dollars and Twenty-Five Cents ($9,381.25) to Foreman, DeGeurin, Gerger & Nugent ("FDG&N") in full satisfaction of any and all monies that any of the Companies may owe FDG&N or any other law firm for services rendered by or expenses incurred by FDG&N or any other law firm on behalf of Stump.


8. COBRA. Stump shall have the right to elect to continue his health insurance coverage, if any, as provided by and in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

9. Stock Options. Stump agrees that all options held by him at the Termination Date to purchase stock in any of the Companies shall be cancelled and void.

10. Certain Indebtedness. In regards to a loan, with accrued interest, in the aggregate amount of Ninety Thousand Three Hundred Seventy-Five Dollars and Nineteen Cents ($90,375.19) from the Company to Stump, and Twenty Thousand Dollars ($20,000.00) in advances to Stump, the Company agrees that Stump no longer owes the full One Hundred Ten Thousand Three Hundred Seventy-Five Dollars and Nineteen Cents ($110,375.19) of such indebtedness. Stump understands that the Company will withhold applicable taxes with respect to this Paragraph 10 against the amounts to be paid to him under Paragraph 7 of this Agreement.

11.         Certain Property.

            (a) Stump agrees to purchase from the Company the following assets, which the parties have agreed have the following fair market value ("FMV"):

                  (i)   Fax machine.  FMV equals One Hundred Fifty Dollars
                        ($150.00).

                  (ii)  Hand-held calculator.  FMV equal to Fifty Dollars
                        ($50.00).

                  (iii) Mobile telephone.  FMV equal to Fifty Dollars ($50.00).

                  Any taxes or transfer fees arising in connection with the sale of the foregoing assets to Stump shall be Stump's sole obligation to pay. However, if in order to complete the transfer of these assets to Stump the Company must prepay any such taxes or transfer fees or withhold in respect of such taxes or transfer fees, then the Company may set off the amounts it has paid for such taxes and transfer fees against any monies it owes Stump. The Two Hundred Fifty Dollars ($250.00) will be deducted from the monies due Stump under Paragraph 7(a) of this Agreement.

            (b) Stump agrees to return to the Company the following assets at the time the Agreement is executed:

                  (i) The Company vehicle he was using at the time of his resignation.

                  (ii) The Company's computer he was using at the time of his resignation.

12.         Cooperation.

            (a) Stump agrees, without additional compensation except as set forth in Paragraph 12(b) of this Agreement, to cooperate fully with the Company and AWT and their counsel with respect to any civil litigation, civil investigation, or civil governmental proceeding now pending or hereafter instituted arising out of or in connection with any transaction or other matter in which Stump was involved in any way while employed by any of the Companies or with respect to which Stump has information. Such cooperation shall include appearing from time to time at the offices of counsel, the Company, or AWT for conferences and interviews and responding fully to all questions the Company, AWT, or counsel may ask and in general providing them the full benefit of Stump's knowledge with respect to any such matter. If so requested on behalf of the Company or AWT, Stump will also appear as a witness in such matter.

            (b) The Company or AWT, as the case may be, will reimburse Stump for any reasonable and necessary out-of-pocket expenses that the Company or AWT specifically and in advance authorizes in writing Stump to incur in carrying out his obligations under Paragraph 12 of this Agreement. Any appearances at the offices of the Company, AWT, or their counsel shall be scheduled to mutual convenience, reasonable regard being given to the Company's, AWT's, and their counsel's requirements and Stump's own commitments. If at the Company's or AWT's request Stump attends conferences or interviews under Paragraph 12(a) of this Agreement, he shall be paid a fee, in the amount of One Hundred Fifty Dollars ($150.00) per hour, for the time he spends in attending such conferences or interviews; provided, however, that Stump will not be paid such fee for the first fifty (50) hours he spends in attending such conferences or interviews during the period running from the date of this Agreement through December 31, 1997. The Company's or AWT's obligations to make any payment to Stump under Paragraph 12 of this Agreement is subject to Stump having provided reasonable substantiation thereof, such as expense receipts and a daily itemization of hours spent and with whom. At all times prior to the third anniversary of the date of this Agreement, Stump will generally keep the Company and AWT informed of his whereabouts so that he can be reached within a reasonable time.

13. No Reliance. The parties hereto represent and acknowledge that, in executing this Agreement, they do not rely and have not relied upon any representation or statement, written or oral, made by any of the parties or by any of the parties' agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

14. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators, representatives, executors, Companies, successors, and assigns. This Agreement shall also inure to the benefit of all the Releasees and their respective heirs, administrators, representatives, executors, Companies, successors, and assigns. This Agreement shall not be assignable by Stump.

15.         No Waiver.

            (a) Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach hereof, or as a waiver of a breach of any other provision.

            (b) No remedy conferred upon the Companies or the other Releasees by this Agreement is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by any of the Companies or the other Releasees in exercising any right, remedy, or power hereunder or existing at law or in equity shall be construed as a waiver thereof. Any such right, remedy, or power may be exercised by the Companies or the other Releasees from time to time and as often as may be deemed expedient or necessary by the Companies or the other Releasees in their sole discretion.

16. Validity. Should any part, term, or provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said legal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

17. Entire Agreement; Amendment. This Agreement constitutes the complete agreement and understanding between the parties with respect to the termination of Stump's employment and the benefits he is entitled to receive from any of the Companies or the other Releasees, and no statement, representation, warranty, or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement fully supersedes any and all agreements or understandings, written or oral, between Stump and any of the Companies or the other Releasees pertaining to the subject matter hereof. In particular, and without limitation, this Agreement fully supersedes the Employment Agreement (except for Paragraphs 8 to 12, inclusive, thereof) and the parties acknowledge and agree that the Employment Agreement (except for Paragraphs 8 to 12, inclusive, thereof) is hereby without any further force or effect. Stump acknowledges that he has been paid in full all wages, bonuses, accrued vacation, severance pay, and all other forms of compensations and benefits owned him by any of the Companies. This Agreement shall not be altered, modified, amended, or terminated except by written instrument signed by both of the parties hereto.

18.         No Disparagement; Communication.

            (a) Stump agrees that he shall neither make disparaging statements or representations, or otherwise communicate disparagingly, directly or indirectly, in writing, orally, or otherwise, about any of the Companies or the other Releasees, nor take any action which may, directly or indirectly, disparage or be damaging to any of the Companies or the other Releasees, their businesses, or their reputations.

            (b) From and after the date of this Agreement, Stump shall only communicate directly with AWT's General Counsel (presently Douglas A. Satzger, Esq.) regarding any matters relating to any of the Companies and shall otherwise not contact or attempt to contact any of the Companies, their officers, directors, shareholders, employees, independent contractors, or agents regarding any matters relating to any of the Companies, unless such person first contacts Stump.

19. Indemnity. As a further material inducement to the Company to enter into this Agreement, Stump hereby agrees to indemnify and hold each and all of the Companies and the other Releasees harmless from and against any and all Claims including, without limitation, attorneys' fees, incurred by the Companies and the other Releasees or any of them arising out of any breach by Stump of any of the representations, warranties, or other provisions of this Agreement.

20. Withholding. The Company shall be entitled to withhold from any amounts payable, whether actually or constructively, to Stump under this Agreement such federal, state, and local taxes, Social Security, and such other withholdings as may be required to be withheld pursuant to any applicable laws or regulations.

21. Interpretation; Choice of Law. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. This Agreement and all provisions hereof shall be governed by and construed under the laws of the State of New Jersey, without regard to the choice of law rules thereof.

22. Specific Performance. It is further understood and agreed that if at any time a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including, but not limited to, damages, from a court of competent jurisdiction. Except as provided in Paragraph 5 of this Agreement, any such action or any other action by Stump against any of the Companies or the other Releasees shall be commenced in the State Courts of New Jersey or the Federal District Court for the District of New Jersey. The parties hereto hereby consent to the jurisdiction and venue of said courts.
            Stump hereby agrees that effective service of process may be made upon him by mail at his present residence address, heretofore furnished by Stump to the Company, or any substituted address furnished to the Company by Stump. The prevailing party in such court action shall be entitled to recover its reasonable costs and attorneys' fees.

23. Notices. All notices required to be transmitted by this Agreement shall be in writing and shall be personally delivered or mailed (by registered or certified mail, return receipt requested, postage prepaid) to the address of the party to whom intended as specified below or to such different address as one party shall have notified the other party in like fashion:

            (a)   If to the Company, at:

                  Professional Services Group, Inc.
                  14950 Heathrow Forest Parkway
                  Suite 200
                  Houston, Texas USA 77032-3842
                  Attention:   President

                        - and -

                  Air & Water Technologies Corporation
                  P.O. Box 1500
                  Somerville, New Jersey USA 08876
                  Attention:   Chief Executive Officer
                  with a copy to:   General Counsel

            (b)   If to Stump, at:

                  Mr. Michael M. Stump
                  Route 1, Box 2296
                  New Caney, Texas USA 77357


            Any such notices shall be effective upon receipt, if personally delivered, or five (5) business days after mailing, if mailed. Unless otherwise expressly provided, all references in this Agreement to "days" mean "calendar days".

24. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

25. Acknowledgement. Stump acknowledges that he has carefully read this Agreement, fully understands and accepts all of its provisions, and signs it voluntarily of his own free will. Stump further acknowledges that he has been provided a full opportunity to review and reflect on the terms of this Agreement and to seek the advice of legal counsel of his choice.

            IN WITNESS WHEREOF, the parties have hereunto affixed their signatures as of the date first above written.


PROFESSIONAL SERVICES GROUP, INC.


By:      ________________________________

Title:   ________________________________

Witness: ________________________________




_________________________________________
MICHAEL M. STUMP



Witness: ________________________________


                                 ATTACHMENT 1


                                                Michael M. Stump
                                                Route 1, Box 2296
                                                New Caney, Texas USA 77357


Date: December 4, 1996


Douglas A. Satzger, Esq.
Senior Vice President, General
   Counsel and Secretary
Air & Water Technologies Corporation
P.O. Box 1500
Somerville, NJ 08876

Dear Mr. Satzger:

            I hereby resign, effective today, from all positions I hold, whether as an employee, officer, director, trustee, or otherwise, with Air & Water Technologies Corporation or with any and all direct and indirect subsidiaries and affiliates of Air & Water Technologies Corporation, including, but not necessarily limited to, Professional Services Group, Inc.

                                                Very truly yours,



                                                Michael M. Stump